Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Mid-Illinois Bancshares, Inc.:

We consent to the incorporation by reference in Registration Statement No. 033-84404 on Form S-3, and Registration Statements No. 033-64061, No. 033-64139, and No. 033-69673 on Form S-8 of First Mid-Illinois Bancshares, Inc. and subsidiaries of our report dated March 9, 2005, with respect to the consolidated statements of income, changes in stockholders’ equity and cash flows of First Mid-Illinois Bancshares, Inc and subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of First Mid-Illinois Bancshares, Inc.

/s/ KMPG LLP

Chicago, Illinois
March 7, 2007